UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2017

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: +1 (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 8, 2017, NeoPhotonics Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), with Wells Fargo Bank, National Association, as administrative agent (“Agent”) and the lenders party thereto.

The Credit Agreement provides for a $50 million revolving credit facility (the “Credit Facility”), $30 million of which was drawn at closing. The Credit Facility includes a $5 million letter of credit subfacility.  The Credit Facility matures on June 30, 2022.  The Company will use the proceeds of the Credit Facility to pay off its existing facility with Comerica Bank and for working capital needs and general corporate purposes.

Loans under the Credit Facility bear interest, at the Company’s option, at a rate equal to either (a) the LIBOR rate, plus an applicable margin ranging from 1.50% to 1.75% per annum, based upon the average excess availability (as defined in the Credit Agreement), or (b) the prime lending rate, plus an applicable margin ranging from 0.50% to 0.75% per annum, based upon the average excess availability.  The Company is required to pay a commitment fee equal to 0.25% of the unused portion of the Credit Facility, monthly in arrears.

The obligations of the Company under the Credit Facility are not currently guaranteed by any of the Company’s wholly-owned subsidiaries, but may in the future be guaranteed by certain material domestic subsidiaries of the Company (collectively, the “Loan Parties”).  The obligations of the Loan Parties under the Credit Agreement and other loan documents are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (a) all tangible and intangible assets of the Loan Parties, except for intellectual property and other certain excluded assets, and (b) all of the equity interests of the subsidiaries of the Loan Parties held by the Loan Parties (limited, in the case of the voting equity interests of certain material foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the voting equity interests of such subsidiaries).

The Company is permitted to terminate or reduce the revolving commitments of the lenders and to make voluntary prepayments at any time, without premium or prepayments. The Company is not required to make mandatory prepayments of outstanding indebtedness under the Credit Agreement other than in the case that the aggregate amount of all outstanding loans and letters of credit issued under the Credit Facility exceed the aggregate commitment of all lenders under the Credit Facility.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Loan Parties and its consolidated subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. Under the terms of the Credit Agreement, the Company is required to comply with a liquidity covenant.

Events of default under the Credit Agreement include: (a) the failure by the Company to timely make payments due under the Credit Agreement; (b) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (c) the failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (d) certain defaults under a specified amount of other indebtedness of the Company or its subsidiaries; (e) insolvency or bankruptcy-related events with respect to the Company or any of its subsidiaries; (f) certain judgments against either the Company or any of its subsidiaries; (g) the failure by the collateral documents to create a valid and perfected security interest in any material portion of the collateral purported to be covered thereby; (h) any material provision of any loan document ceasing to be, or being asserted by any Loan Party not to be, valid, binding and enforceable, or a denial in writing by any Loan Party of any further liability under the loan documents and (i) the occurrence of a change in control with respect to the Company.  If one or more events of default occurs and continues, the Agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable. If any bankruptcy event of default described in clause (e) above occurs, the commitments will be terminated and the obligations of the Loan Parties under the Credit Agreement will become due and payable automatically without any action by the Agent or the lenders.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as an exhibit hereto.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of September 8, 2017, among NeoPhotonics Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2017	NEOPHOTONICS CORPORATION

	By:	/s/ Elizabeth Eby
Elizabeth Eby
Chief Financial Officer